Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Signs $200 million Agreement for Low Carbon Biofuels to be Delivered in 2021-23
Low Carbon Biofuels to Be Produced from Solar, MVR, Mitsubishi Zebrex™ Membrane Dehydration System and other Technology and Energy Efficiency Upgrades to Aemetis Ethanol Plant

CUPERTINO, CA – June 14, 2021 – Aemetis, Inc. (NASDAQ: AMTX) signed a biofuels offtake agreement with international renewable fuels supplier Murex, LLC for an estimated $200 million of low carbon biofuels to be delivered during 2021 to 2023.

Founded 30 years ago and based in Plano, Texas, Murex is a renewable fuels terminal, marketing, logistics, and supply company with operations and assets throughout North America. The terms of the agreement provide that the fuel and the related Low Carbon Fuel Standard and Renewable Fuel Standard Credits will be sold at a fixed discount to the market price at the time of delivery.

“By deploying exciting new technologies to significantly reduce the carbon intensity of traditional renewable fuels, Aemetis has demonstrated its expertise in the management of complex projects to meet the high standards required by California regulators and customers,” said Robert Wright, President of Murex, LLC. “Murex is uniquely positioned to maximize the value of these low carbon fuels through our extensive railcar and terminal network, including access to markets beyond California as low carbon fuel standard regulations are adopted in other states and countries.”

“As we implement significant energy efficiency upgrades to our Keyes, California biorefinery, Aemetis is excited to partner with Murex, a world-class organization with deep expertise and global reach in the renewable fuels sector,” said Andy Foster, President of Aemetis Advanced Fuels, a wholly-owned subsidiary of Aemetis, Inc. “By converting our Keyes plant to utilize solar and other low or below zero carbon intensity energy sources instead of high carbon intensity petroleum natural gas, we will produce lower CI renewable fuel and significantly reduce the carbon footprint of our biorefinery. The solar microgrid with battery storage will help power the Mitsubishi ZEBREX™ Membrane Dehydration System, a mechanical vapor recompression system, and allow additional energy efficiency upgrades,” added Foster.

“Our goal is to eliminate the use of petroleum natural gas in our plant as these upgrade projects are completed over the next 12 months,” said Eric McAfee, Chairman and CEO of Aemetis. “Once our Keyes plant is converted from utilizing petroleum natural gas to renewable electricity, coupled with negative carbon intensity dairy RNG and carbon sequestration, the plant may produce the lowest carbon intensity ethanol in the world. The Murex team will play a key role in our strategy to expand market reach and diversification for our low carbon intensity ethanol,” noted McAfee.

The Aemetis plant upgrades are supported by $16.7 million of grants from the California Energy Commission and Pacific Gas & Electric Company.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas (RNG). Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero renewable jet and diesel fuel integrated biorefineries in California to utilize distillers corn oil and other renewable oils to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard and forest wood, while pre-extracting cellulosic sugars from the waste wood to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and related technology licenses to produce renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to the upgrade of the ethanol biorefinery in Keyes, California, our compliance with governmental programs, and the ability to access markets and funding to execute our business plan.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.